CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference into the Registration Statements of SUSA Partnership, L.P. (the "Partnership") on Forms S-3 (File Nos. 333-3344, 333-21991 and 333-44641), of (1) our report dated February 3, 1999, on our audits of the consolidated financial statements of the Partnership as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which report is incorporated by reference in the Partnership's 1998 Form 10-K and (2) our report dated February 3, 1999, on the financial statement schedule of the Partnership as of December 31, 1998, which report is incorporated by reference in the Partnership's 1998 Form 10-K.



PricewaterhouseCoopers LLP


Baltimore, Maryland
March 31, 1999